[Portions of this document are subject to requests of confidential treatment filed with the Securities and Exchange Commission]

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                       and

                            CHEUNG LABORATORIES, INC.

                            PATENT LICENSE AGREEMENT


                 M.I.T.'S OFFER TO CHEUNG LABORATORIES, INC. TO
              ENTER INTO THIS LICENSE AGREEMENT SHALL EXTEND UNTIL
                           NO LATER THAN JUNE 1, 1996.


                                   (EXCLUSIVE)










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


                                TABLE OF CONTENTS

WITNESSETH...............................................................  1
1.  DEFINITIONS..........................................................  2
2.  GRANT................................................................  5
3.  DUE DILIGENCE........................................................  7
4.  ROYALTIES............................................................  8
5.  REPORTS AND RECORDS.................................................. 10
6.  PATENT PROSECUTION................................................... 12
7.  INFRINGEMENT......................................................... 12
8.  PRODUCT LIABILITY.................................................... 14
9.  EXPORT CONTROLS...................................................... 15
10.  NON-USE OF NAMES.................................................... 15
11.  ASSIGNMENT.......................................................... 15
12.  DISPUTE RESOLUTION.................................................. 16
13.  TERMINATION......................................................... 16
14.  PAYMENTS, NOTICES
AND OTHER COMMUNICATIONS................................................. 18
15.  MISCELLANEOUS PROVISIONS............................................ 18

APPENDIX A............................................................... 20

APPENDIX B............................................................... 21

APPENDIX C............................................................... 22

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                       and

                            CHEUNG LABORATORIES, INC.

                            PATENT LICENSE AGREEMENT


         This Agreement is made and entered into this ____ day of __________, 1996, (the "Effective Date") by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 (hereinafter referred to as "M.I.T."), and CHEUNG LABORATORIES, INC., a corporation duly organized under the laws of Maryland and having its principal office at 10220-I Old Columbia Road, Columbia, MD 21046-1705 (hereinafter referred to as "Licensee").

                               W I T N E S S E T H
     WHEREAS, M.I.T. is the owner of certain Intellectual Property Rights (as later defined herein) relating to M.I.T. Case No. 5493L, U.S. Patent No. 5,251-645, "Adaptive Hyperthermia System" by Alan Fenn, and M.I.T. Case No. 5672L, "Non- Invasive Monopole Hyperthermia Array for Brain Tumor Heating" by Alan Fenn, and M.I.T. Case No. 6512L "Minimally Invasive Monopole Phased Array Hyperthermia Applicators for Treating Carcinoma" by Alan Fenn and has the right to grant licenses under said Patent Rights (as later defined herein), subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

     WHEREAS,   M.I.T.   desires  to  have  the  Patent  Rights   developed  and
commercialized to benefit the public and is willing to grant a license thereunder;

     WHEREAS, M.I.T. is the owner of certain rights, title and interest in the Program (as later defined herein) relating to M.I.T. Case No. 7299LS, "NULLGSC," by Alan J. Fenn and M.I.T. Case No. 7928LS, "FOCUSGSC," by Alan J. Fenn subject only to the royalty-free, nonexclusive license rights of the United States


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
Government   pursuant  to  48  CFR  52.227-14   (Civilian   Agencies)  or  DFARS
252.227-7013 (Defense Agencies), and has the right to grant licenses thereunder;

     WHEREAS, M.I.T. desires to have the Program developed and commercialized to benefit the public and is willing to grant a license thereunder;

         WHEREAS, Licensee has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that Licensee is experienced in the development, production, manufacture, marketing and sale of products similar to the Licensed Product(s) (as later defined herein) and/or the use of the Licenses Process(es) (as later defined herein) and that it shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights, and to a thorough, vigorous and diligent program of exploiting the Patent Rights, and to a thorough, vigorous and diligent program of exploiting the Program, so that public utilization shall result therefrom, all in the manner provided herein; and

         WHEREAS, Licensee desires to obtain a license under the Patent Rights and also desires to obtain a license to the Program, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and covenants contained herein, the parties hereto agree as follows:


                                 1. DEFINITIONS

         For purposes of this Agreement, the following words and phrases shall have the following meanings:

         1.1. "Licensee" shall include a related company of Cheung Laboratories, Inc., the voting stock of which is directly or indirectly at least fifty percent (50%) owned or controlled by Cheung Laboratories, Inc., an organization which directly or indirectly controls more than fifty percent (50%) of the voting stock of Cheung Laboratories, Inc. and an organization, the majority ownership of which is directly or indirectly common to the ownership of Cheung Laboratories, Inc.

         1.2.    "Patent  Rights"  shall  mean  all  of  the  following   M.I.T.
intellectual property:

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



                  (a)      the United States patents listed in Appendix A;

                  (b) the United States patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents;

                  (c) any patents resulting from reissues or reexaminations of the United States patents described in (a) and (b) above;

                  (d)      the Foreign patents listed in Appendix A;

                  (e) the Foreign patent applications listed in Appendix A, and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such Foreign patent applications, and the resulting patents;

                  (f) Foreign patent applications filed after the Effective Date in the countries listed in Appendix B and divisionals, continuations and claims of continuation-in-part applications which shall be directed to subject matter specifically described in such patent applications, and the resulting patents; and

                  (g) any Foreign patents, resulting from equivalent Foreign procedures to United States reissues and reexaminations, of the Foreign patents described in
                           (d), (e) and (f) above.

         1.3.     "Copyright" shall mean M.I.T.'s copyrights in the Program.

         1.4. "Program" shall mean the computer program(s), "NULLGSC" and "FOCUSGSC" and related documentation, if any described in Appendix C (hereinafter the "M.I.T. Copyrighted Program"), and shall also include Adaptations, Derivative Works and Translations. Program shall also include any additional computer programs, including but not limited to acceleration software, developed for use with any of the Intellectual Property Rights. Program may be protected by both Patent Rights and Copyrights.

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         1.5.     "Adaptations" shall mean  the Program as it  may be adapted by
 Licensee for hardware other than the original M.I.T. Cray computer.

         1.6. "Derivative Works" shall mean a program that uses the M.I.T. Copyrighted Program and/or Adaptation, but which has enhanced and new features or fewer features. Licensee shall be entitled to establish all proprietary rights for itself in the intellectual property represented by Licensee-created enhancements and new features, whether in the nature of trade secrets, copyrights or patent rights or other rights. M.I.T. shall be entitled to establish all proprietary rights for itself in the intellectual property represented by M.I.T.-created enhancements and new features, whether in the nature of copyrights or patent rights or other rights.

         1.7. "Translation" shall mean a translation of the Program into another language.

         1.8. "Intellectual Property Rights" shall mean all of the Patent Rights and Copyright.

         1.9. A "Licensed Product" shall mean Licensee's hyperthermia machine and accessories, or part thereof which:

                  (a) is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the country in which any such Licensed Product or part thereof is made, used or sold; or

                  (b) is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights in the county in which any Licensed Process is used or in which such product or part thereof is used or sold.

                  (c)      is covered by the Copyright.

         1.10. A "Licensed Process" shall mean any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Patent Rights, or is covered by the Copyright.

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

         1.11. "Net Sales" shall mean Licensee's and its sublicensees' billings, including Treatment Revenue, for Licensed Products and Licensed Processes less the sum of the following items, providing that these items are payable by Licensee or deductible from Licensee's billings within sixty (60) days of receiving payments from Licensee's customer(s):

                  (a)      discounts allowed  in amounts customary  in the trade
                           for   quantity   purchases,  cash   payments,  prompt
                           payments, wholesalers and distributors;

                  (b)      sales,  tariff  duties  and/or  use  taxes   directly
                           imposed and with reference to particular sales;

                  (c)      outbound transportation prepaid or allowed;

                  (d)      amounts allowed or credited on returns; and

                  (e) allowance for bad debt, not to exceed Five Percent (5%) of Net Sales per calendar year.

         No other deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Licensee and on its payroll, or for the cost of collections. Licensed Products shall be considered "sold" ninety (90) days after billing or invoicing, or upon receipt of payment, whichever comes first, provided, however, that Licensed Products are actually shipped to customers. If a Licensed Product or Licensed Process shall be distributed or invoiced for a discounted price substantially lower than customary in the trade or distributed at no cost to affiliates or otherwise, Net Sales shall be based on the customary amount billed for such Licensed Products or Licensed Processes.

         1.12.    "Field of Use One" shall mean Breast Hyperthermia.

         1.13.    "Field of Use Two" shall mean Head and Neck Hyperthermia.

         1.14. "Field of Use Three" shall mean Deep Seated Hyperthermia of other organs, including, but not limited to, liver, lung and prostate.


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


         1.15. On the Effective Date, "Exclusive Fields of Use" shall mean, Field of Use One, Field of Use Two, and Field of Use Three. This definition may be modified according to paragraphs 3.3(b), 3.4(b) and 3.5(b).

         1.16. "Other Revenue" shall mean Licensee's gross revenues from the sale of services, including but not limited to, fees for consulting, research and development, and training in connection with:

                  a. the sublicensing of the Intellectual Property Rights and/or;

                  b. the use of sale, lease or other transfer of Licensed Products or Licensed Processes.

         1.17. "End User" shall mean a customer authorized to use a single copy of the Licensed Product for internal purposes only and not for further distribution.


                                    2. GRANT

         2.1. M.I.T. hereby grants to Licensee the right and license for Field of Use One, Field of Use Two, and Field of Use Three to practice under the Patent Rights and, to the extent not prohibited by other patents, to make, have made, use, lease, sell and import Licenses Products and to practice the Licensed Processes, until the expiration of the last to expire of the Patent Rights, unless this Agreement shall be sooner terminated according to the terms hereof.

         2.2. M.I.T. hereby grants to Licensee the following rights and licenses for the Exclusive Fields of Use to the end of the term for which the Copyright shall be granted, unless this Agreement shall be sooner terminated:

                  (a)      to use and reproduce the Program;

                  (b)      to create Derivatives;

                  (c)      to lease, transfer  and sublicense  Licensed Products
                           to  End-Users  through   the   normal   channels   of
                           distribution; and


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

                  (d) to grant any or all of the above rights and licenses to Sublicensees.

         2.3. In order to establish a period of exclusivity for Licensee, M.I.T. hereby agrees that it shall not grant any other license to the Patent Rights for the Exclusive Fields of Use, and also that it shall not grant any other license to the Copyright for the Exclusive Fields of Use, subject only to Paragraph 2.6 and to the royalty-free, nonexclusive license rights of the United States Government pursuant to 48 CFR 52.227- 14 (Civilian Agencies) or DFARS 252.227-7013 (Defense Agencies) during the period of time commencing with the Effective Date and terminating with the first to occur of:

                  (a) the expiration of ten (10) years after the first commercial sale of a Licensed Product or first commercial use of a Licensed Process; or

                  (b)      the  expiration  of  twelve  (12)  years  after   the
                           Effective Date of this Agreement.

         2.4. At the end of the exclusive period, the license granted hereunder shall become nonexclusive and shall extend to the end of the term or terms for which any Patent Rights are issued, unless sooner terminated as hereinafter provided. The period of exclusivity may be extended with the written consent of M.I.T., on a field of use basis, which consent shall not unreasonably be withheld, provided that Licensee is a licensee in good standing, owing no fees, royalties or any other monies to M.I.T., and having met all the diligence milestones pertaining to the particular field of use in which an extension of the period of exclusivity is under consideration.

         2.5. M.I.T. reserves the right to practice under the Patent Rights for its own noncommercial research purposes.

         2.6. M.I.T. reserves the right to use the Program, to use and create derivatives of the Program and to distribute the Program and M.I.T.- created derivatives to third parties for noncommercial research purposes.

         2.7. Licensee agrees that Licensed Products leased or sold in the United States shall be manufactured substantially in the United States.


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


         2.8. In order to encourage and facilitate the development of Licensed Products, M.I.T. agrees to perform the work described in the Technology Transfer Agreement attached to this license as Addendum A.

         2.9. Licensee shall have the right to enter into sublicensing agreements for the rights, privileges and licenses granted hereunder only during the exclusive period of this Agreement. Such sublicenses may extend past the expiration date of the exclusive period of this Agreement, but any exclusivity of such sublicenses shall expire upon the expiration of Licensee's exclusivity. Upon any termination of this Agreement, sublicensees' rights shall also terminate, subject to Paragraph 13.6 hereof.

         2.10. Licensee agrees that any sublicenses granted by it shall provide that the obligations to M.I.T. of Articles 2, 5, 7, 8, 9, 10, 12, 13, and 15 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. Licensee further agrees to attach copies of these Articles to sublicense agreements.

         2.11. Licensee agrees to forward to M.I.T. a copy of any and all sublicense agreements promptly upon execution by the parties.

         2.12. Licensee shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of M.I.T.

         2.13. The license granted hereunder shall not be construed to confer any rights upon Licensee by implication, estoppel or otherwise as to any technology not specifically set forth in Appendix A hereof.


                                3. DUE DILIGENCE

         3.1. Licensee shall use its best efforts to bring one or more Licensed Products or Licenses Processes to market through a thorough, vigorous and diligent program for exploitation of the Intellectual Property Rights and to continue active, diligent marketing efforts for one or more Licensed Products or Licensed Processes throughout the life of this Agreement.


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         3.2.     (a)      In addition, pertaining to Field of Use One, Licensee
         shall adhere to the following milestones.

                           (i) On or before December 31, 1996, Licensee shall deliver a Licensed Product to one site suitable for clinical testing in Field of Use One.

                           (ii) On or before June 30, 1997, Licensee shall deliver to M.I.T. clinical data obtained from at least ten (10) patients enrolled in the clinical trials referred to in 3.2(a)(i) above.

                           (iii) As soon as possible, but in all events on or before June 30, 1999, Licensee shall apply for FDA approval for commercial sales of a Licensed Product in Field of Use One.

                           (iv)     Licensee   shall  make  sales  of   Licensed
                                    Products in Field of Use One according to the following schedule:

                                    1998                        at least 1 unit
                                    1999                        at least 5 units
                                    2000                       at least 10 units
                                    2001 and each  year thereafter  at  least 25
                                     units

                  (b) In addition, pertaining to Field of Use Two, Licensee shall develop a business plan for commercialization of the Intellectual Property Rights in Field of Use Two and submit it to M.I.T. on or before June 30, 1997.

                  (c) In addition, pertaining to Field of Use Three, Licensee shall seek to include in the protocols for the clinical trials to be conducted pursuant to
                           Section 3.2(a), clinical testing directed toward the commercialization of the Intellectual Property Rights in Field of Use Three. On or before September 30, 1996, Licensee shall provide M.I.T. a definitive business plan for such commercialization of the Intellectual Property Rights in Field of Use Three.

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         3.3.     (a)      Failure to comply with paragraphs 3.2(a)(i), (ii), or
                           (iii), shall be grounds for M.I.T. to terminate this license pursuant to paragraph 13.3 hereof.

                  (b) Failure to comply with paragraph 3.2(a)(iv) shall be grounds to remove Field of Use One from the definition of "Exclusive Fields of Use", thereby terminating Licensee's exclusive rights to Field of Use One.

         3.4. Failure to comply with paragraphs 3.2(b) shall be grounds for M.I.T. to terminate the grant in paragraph 2.1 of rights to Field of Use Two pursuant to paragraph 13.3 hereof.

         3.5. Failure to comply with paragraphs 3.2(c) shall be grounds for M.I.T. to terminate the grant in paragraph 2.1 of rights to Field of Use Three pursuant to paragraph 13.3 hereof.


                                  4. ROYALTIES

         4.1. For the rights, privileges and license granted hereunder, Licensee shall pay royalties to M.I.T. in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated:

                  (a) License Issue Fee of [Confidential Treatment Requested], which said License Issue Fee shall be deemed earned and due according to the following schedule:

                           (i) [Confidential Treatment Requested] shall be due on the Effective Date.

                           (ii) [Confidential Treatment Requested] shall be due June 15, 1996.

                           (iii) [Confidential Treatment Requested] shall be due upon Licensee's raising the first One Hundred Thousand Dollars

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

                                    of investment capital directly related to the commercialization of the Intellectual Property Rights.

                  (b) License Maintenance Fees of [Confidential Treatment Requested] per year payable on January 1, 1997, January 1, 1998 and on January 1, 1999; provided, however, that Running Royalties subsequently due on Net Sales for each paid year, if any, shall be creditable against the License Maintenance Fee for said year. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

                  (c) License Maintenance Fees of [Confidential Treatment Requested] per year payable on January 1, 2000 and on January 1, 2001 provided, however, that Running Royalties subsequently due on Net Sales for each said year, if any, shall be creditable against the License Maintenance Fee for said year. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

                  (d) License Maintenance Fees of [Confidential Treatment Requested] per year payable on January 1, 2002 and on January 1 of each year thereafter; provided, however, License Maintenance Fees may be credited to Running Royalties subsequently due on Net Sales for each said year, if any. License Maintenance Fees paid in excess of Running Royalties shall not be creditable to Running Royalties for future years.

                  (e) Running Royalties in an amount equal to [Confidential Treatment Requested] percent (__%) of Net Sales of the Licensed Products and Licenses Processes used, leased or sold by and/or for Licensee and/or its sublicensees for Licensed Products which are both made and leased or sold and for Licensed Processes which are both used and leased or sold in a country in which there is a valid, issued claim of a patent described in either Appendices A or B.


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                  (f)      Running Royalties in an amount equal to [Confidential
                           Treatment Requested] percent (__%) of Net Sales of the Licensed Products and Licensed Processes used, leased or sold by and/or for Licensee and/or its sublicensees for Licensed Products which are either made or leased or sold and for Licensed Processes which are either used or leased or sold in a country in which there is a valid, issued claim of a patent described in either Appendices A or B, or in a country in which there is a pending claim pertaining to M.I.T. Case 6521L, providing that such country is Canada.

                  (g) Running Royalties in an amount equal to [Confidential Treatment Requested] percent (__%) of Net Sales of the Licensed Products and Licensed Processes used, leased or sold by and/or for Licensee and/or its sublicensees for Licensed Products which are neither made nor leased nor sold in a country in which there is a valid, issued claim of a patent described in either Appendices A or B, but which utilize the Copyright and/or practice of run the Program, as described in Appendix C and for Licensed Processes which are neither used nor leased nor sold in a country in which, but which utilize the Copyright and/or practice or run the Program as described in Appendix C.

                  (h) Running Royalties in an amount equal to [Confidential Treatment Requested] percent (__%) of Net Sales of the Program delivered to End-Users if the Program is sold separately from the Licensed Products.

                  (i) If Other Revenue is greater than Net Sales, then Running Royalties in an amount equal to [Confidential Treatment Requested] (__%) of Other Revenue;

                  (j)      If Other Revenue is less than Net Sales, then Running
                           Royalties  in  an  amount   equal  to   [Confidential
                           Treatment Requested] (__%) of Other Revenue.



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         4.2.  All  payments  due  hereunder  shall  be  paid in  full,  without deduction of taxes or other fees which may be imposed by any government and which shall be paid by Licensee.

         4.3.  No  multiple  royalties  shall be payable  because  any  Licensed
Product, its manufacture, use, lease or sale are or shall be covered by more than one Intellectual Property Rights patent application of Intellectual Property Rights patent licensed under this Agreement.

         4.4. Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as M.I.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                             5. REPORTS AND RECORDS

         5.1. Licensee shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be left at Licensee's principal place of business or the principal place of business of the appropriate division of Licensee to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying Licensee's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than Ten Percent (10%) discrepancy in reporting to M.I.T.'s detriment, Licensee agrees to pay the reasonable cost of such inspection.

         5.2. Licensee shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by Licensee and its sublicensees under this Agreement as shall be pertinent to diligence under Article 3 and royalty accounting hereunder:


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


                  (a) before the first commercial sale of a Licensed Product or Licensed Process, annually, on January 31 or each year; and

                  (b) after the first commercial sale of a Licensed Product or Licensed Process, quarterly, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year.

         These reports shall include at least the following:

                  (a) number of Licensed Products manufactured, leased and sold by and/or for Licensee and all sublicensees;

                  (b) accounting for all Licensed Processes used or sold by and/or for Licensee and all sublicensees;

                  (c) accounting for Net Sales, noting the deductions and credits applicable as provided in Paragraphs 1.11 and 6.3, accounting for Other Revenue;

                  (d)      Running Royalties due under Paragraph 4.1(e) and (f);

                  (e)      Running Royalties due under Paragraph 4.1(g) and (h);

                  (f)      total royalties due; and

                  (g)      names and addresses of all sublicensees of Licensee.

         5.3. With each such report submitted, Licensee shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, Licensee shall so report.

         5.4. On or before the ninetieth (90th) day following the close of Licensee's fiscal year, Licensee shall provide M.I.T. with Licensee's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.


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


         5.5. The royalty payments set forth in this Agreement and amounts due under Article 6 shall, if overdue, bear interest until payment at a per annum rate two percent (2%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date. The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.


                              6. PATENT PROSECUTION

         6.1. M.I.T. shall have the administrative responsibility to apply for, see, prompt issuance of, and maintain during the term of this Agreement the Patent Rights in the United States and in the foreign countries listed in Appendices A and B hereto. Appendix B may be amended by verbal agreement of both parties, such agreement to be confirmed in writing within ten (10) days. The prosecution, filing and maintenance of all Patent Rights patens and applications shall be the primary responsibility of M.I.T.; provided, however, Licensee shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. ion such prosecution, filing and maintenance.

         6.2. Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights incurred after the date of this Agreement shall be the responsibility of Licensee. M.I.T. is not financially obliged to maintain and prosecute patents.

         6.3. M.I.T. agrees that Licensee may take a cumulative life of license credit for expenditures on the Patent Rights, such credit not to exceed [Confidential Treatment Requested] and to be taken according to the following schedule:

                  (a) Licensee may credit their above referenced patent prosecution and maintenance expenditures incurred in a given calendar year against up to one half of License Maintenance Fees due the following January 1 under paragraphs 4.1(b), (c), and (d).

                  (b) In the event that Running Royalties exceed the License Maintenance Fee for a given year, and Licensee owes M.I.T. Running Royalties in addition to the License Maintenance Fee already paid, then Licensee may use their patent prosecution and

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

                           maintenance credit against up to one half of the Running Royalties due paragraphs 4.1(e), (f) and (g).


                                 7. INFRINGEMENT

     7.1. Licensee shall inform M.I.T. promptly in writing of any alleged infringement of the Intellectual Property Rights by a third party of which it becomes aware and of any available evidence thereof. M.I.T. shall inform Licensee promptly in writing of any alleged infringement of the Intellectual Property Rights by a third party of which it becomes aware and of any available evidence thereof. Within ten (10) business days of such notice the parties shall confer to determine how best to proceed.

     7.2. During the term of this Agreement, M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Intellectual Property Rights and, in furtherance of such right, Licensee hereby agrees that M.I.T. may include Licensee as a party plaintiff in any such suit, without expense to Licensee. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T. and M.I.T. shall keep any recovery or damages for past infringement derived therefrom.

     7.3. If within six (6) months after having been notified of any alleged infringement, M.I.T. shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if M.I.T. shall notify Licensee at any time prior thereto of its intention not to bring suit against any alleged infringer for the Field of Use, then, and in those events only, Licensee shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Intellectual Property Rights for the Field of Use, and Licensee may, for such purposes, use the name of M.I.T. as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains exclusive. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of M.I.T., which consent shall not unreasonably be withheld. Licensee shall indemnify M.I.T. against any order for costs that may be made against M.I.T. in such proceedings.


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






         7.4. In the event that Licensee shall undertake the enforcement and/or defense of the Intellectual Property Rights by litigation, Licensee may withhold up to fifty percent (50%) of the payments otherwise thereafter due M.I.T. under
Article 4 hereunder and apply the same toward reimbursement of up to half of Licensee's expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by Licensee for each such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of Licensee relating to such suit, and next toward reimbursement of M.I.T. for any payments under Article 4 past due or withheld and applied pursuant to this
Article 7. The balance remaining from any such recovery shall be divided so that the percentage of the recovery due M.I.T. is calculated by creating a fraction, the numerator of which is the amount of royalties withheld, and denominator of which is the cost of litigation paid by Licensee, but in no event shall such sum be less than Ten Percent (10%) of the net recovery.

         7.5. In the event that a declaratory judgment action alleging invalidity or noninfringement of any of the Intellectual Property Rights shall be brought against Licensee, M.I.T., at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

         7.6. In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

         7.7. Licensee, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer for the Field of Use for future use of the Intellectual Property Rights. Any upfront fees as part of such a sublicense shall be shared equally between Licensee and M.I.T.; other royalties shall be treated per Article 4.


                              8. PRODUCT LIABILITY

     8.1.  Licensee  shall at all times  during the term of this  Agreement  and
thereafter,   indemnify,  defend  and  hold  M.I.T.,  its  trustees,  directors, officers, employees

301650.001(BF)                            17
and affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property, resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) and/or Licensed Process(es) or arising from any obligation of Licensee hereunder.

         8.2. Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and M.I.T. with respect to events covered by Paragraph 8.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the Commonwealth of Massachusetts, shall list M.I.T. as an additional named insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for personal injury or death, and One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage. Licensee shall provide M.I.T. with Certificates of Insurance evidencing the same.

         8.3. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTENT NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING, AND TO THE COPYRIGHT AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY M.I.T. THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OR THE COPYRIGHT OF ANY THIRD PARTY. IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL

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


HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.


                               9. EXPORT CONTROLS

         Licensee acknowledges that it is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended and the United States Department of Commerce Export Administration Regulations). The transfer of such items may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.


                              10. NON-USE OF NAMES

         Licensee shall not use the names or trademarks of the Massachusetts Institute of Technology or Lincoln Laboratory, nor any adaption thereof, nor the names of any of their employees, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T., or said employee, in each case, except that Licensee may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the Patent Rights, and that it has a license to the Copyright.


                                 11. ASSIGNMENT

         This Agreement is not assignable and any attempt to do so shall be void.


                             12. DISPUTE RESOLUTION

         12.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes

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


or controversies arising under, out of, on in connection with the Agreement, including any dispute relating to patent validity or infringement, which the parties shall be unable to resolve within sixty (60) days shall be mediated in good faith. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm in the Boston area and such representatives shall schedule a date with such firm for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, including any dispute relating to patent validity or infringement, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association, or the Patent Arbitration Rules if applicable, then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement, not to award punitive damages. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and Licensee each hereby irrevocably consents and submits.

         12.2. Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.


                                 13. TERMINATION

         13.1. If Licensee shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T.

         13.2. Should Licensee fail to make any payment whatsoever due and payable to M.I.T. hereunder, M.I.T. shall have the right to terminate this

301650.001(BF)                                     20

Agreement effective on thirty (30) days' notice, unless Licensee shall make all such payments to M.I.T. within said thirty (30) day period. Upon the expiration of the thirty (30) day period, if Licensee shall not have made all such payments to M.I.T., the rights, privileges and license granted hereunder shall automatically terminate.

         13.3. Upon any material breach or default of this Agreement by Licensee (including, but not limited to, breach or default under Paragraph 3.3), other than those occurrences set out in Paragraphs 13.1 and 13.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 13.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder effective on ninety (90) days' notice to Licensee. Such termination shall become automatically effective unless Licensee shall have cured any such material breach or default prior to the expiration of the ninety (90) days period.

         13.4. Licensee shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. through the effective date of the termination.

         13.5. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination; and Articles 1, 8, 9, 10, 12, 13.5, 13.6, and 15 shall survive any such termination. Licensee and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to M.I.T. as required by Article 4 of this Agreement and shall submit the reports required by Article 5 hereof.

         13.6.    Upon termination of this Agreement for any reason:

                  (a) Licensee shall provide M.I.T. with written assurance that the original and all copies of the Program and Derivatives, have been destroyed, except that, upon prior written authorization from M.I.T. Licensee may retain a copy for archival purposes; and

                  (b) the rights of End-Users to the use and enjoyment of the Licensed Products shall not be abridged or diminished in any way, except that any End-User leasing or sublicensing the Licensed Products and not

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

                           then in  default  shall  have  the  right to obtain a
                           lease  or  sublicense  directly  from  M.I.T.   under
                           reasonable terms and conditions.

     13.7. Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

                              14. PAYMENTS, NOTICES
                            AND OTHER COMMUNICATIONS

         Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, return receipt requested, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

         In the case of M.I.T.:

                  Director
                  Technology Licensing Office
                  Massachusetts Institute of Technology
                  Room E32-300
                  Cambridge, Massachusetts  02139

         In the case of Licensee:

                  Augustine Y. Cheung
                  Chairman and CEO
                  Cheung Laboratories, Inc.
                  10220-I Old Columbia Road
                  Columbia, MD  21046-1705


                          15. MISCELLANEOUS PROVISIONS


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

         15.1. All disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

         15.2. The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument signed by the parties.

         15.3. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity of enforceability of the remaining provisions hereof.

         15.4. Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

         15.5. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement the day and year set forth below.

MASSACHUSETTS INSTITUTE OF                  CHEUNG LABORATORIES, INC.
TECHNOLOGY


By:/s/______________________________
By:/s/_______________________________


Name:_______________________________        Name:______________________________
Title:_______________________________       Title:_____________________________

Date:                                       Date:


                                   APPENDIX A


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


PATENT RIGHTS ON THE EFFECTIVE DATE

UNITED STATES PATENT RIGHTS

M.I.T. Case No. 5493L
U.S. Patent No. 5,251,645
"Adaptive Nulling Hyperthermia Array:
By Alan Fenn


M.I.T. Case No. 6512L
U.S. Serial Number 157,928
"Minimally Invasive Monopole Phased Array Hyperthermia Applicators For Treating Breast Carcinomas"
By Alan Fenn


FOREIGN PATENT RIGHTS

M.I.T. Case No. 6512L
PCT Application designating EPO, Canada and Japan
"Minimally Invasive Monopole Phased Hyperthermia Applicators
For Treating Breast Carcinomas"
By Alan Fenn




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


                                   APPENDIX B

1. Foreign patent applications and patents within the Patent Rights as of Effective Date:


M.I.T. Case No. 6512L
PCT Application designating EPO, Canada and Japan
"Minimally Invasive Monopole Phased Hyperthermia Applicators
For Treating Breast Carcinomas"
By Alan Fenn



2. Foreign countries in which Patent Rights shall be filed, prosecuted and maintained in accordance with Article 6.


No additional instructions as of February 23, 1996.




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


                                   APPENDIX C

M.I.T. COPYRIGHTED SOFTWARE

M.I.T. Case No. 7299LS
"NULLGSC"
By Alan Fenn


M.I.T. Case No. 7298LS
"FOCUSGSC"
By Alan Fenn


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